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                                                                    EXHIBIT 21.1

               SUBSIDIARIES OF INTEREP NATIONAL RADIO SALES, INC.

Corporations
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McGavren Guild, Inc. ("MG")
D&R Radio, Inc.
CBS Radio Sales, Inc.
ABC Radio Sales (a division of Interep National Radio Sales, Inc.) Allied Radio Partners, Inc.
MG Spanish Media, Inc.
McGavren Guild Radio Sales, Inc.


LLC's - 95% Interep, 5% MG
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Caballero Spanish Media L.L.C.
Clear Channel Radio LLC


All of the subsidiaries were organized in the State of New York.